Exhibit 99.1

NEWS RELEASE

Contacts:
OSI Pharmaceuticals, Inc.	Burns McClellan, Inc. (representing OSI)
Kathy Galante (investors/media)	Justin Jackson (media)
Senior Director	Kathy Nugent (media)
Kim Wittig (media)	(212) 213-0006
Director
631-962-2000
OSI PHARMACEUTICALS INITIATES CLINICAL DEVELOPMENT
PROGRAM FOR ANTI-DIABETES CANDIDATE, PSN821
- Third Development Candidate that OSI has Moved into Clinical Development This Year-
MELVILLE, NY – September 3, 2008 – OSI Pharmaceuticals, Inc. (Nasdaq: OSIP) announced today that it has initiated a first-in-human clinical study for its G-protein coupled receptor GPR119 agonist, PSN821, which the Company is developing for the treatment of type 2 diabetes. Discovered by OSI’s diabetes and obesity research team, PSN821 demonstrated both effective glucose lowering and substantial reductions of body weight in pre-clinical studies. Pre-clinical data on PSN821 was the subject of an oral presentation at this year’s American Diabetes Association meeting in San Francisco, CA. in June. PSN821 is the third development candidate discovered in-house that the Company has moved into clinical development this year. PSN602, OSI’s first anti-obesity agent to enter the clinic commenced a Phase I trial in June and OSI-027, the Company’s anti-cancer TORC1 and TORC2 inhibitor began a Phase I trial in July.
“We are encouraged by the dual profile which has been observed for PSN821 and believe that it has the potential to be the first orally available therapy for type 2 diabetes that delivers both glucose control and substantial weight loss,” stated Anker Lundemose, M.D., Ph.D., President of (OSI) Prosidion. “PSN821 and our anti-obesity agent, PSN602, are part of an innovative strategy to discover and develop differentiated molecular targeted therapies for the treatment of type 2 diabetes and obesity.”
About the Study
The double-blind, placebo-controlled, ascending single oral dose study is designed to provide preliminary information on the safety, tolerability and pharmacokinetics of PSN821 in healthy lean and overweight/obese subjects and patients with type 2 diabetes, as well as provide preliminary information on the effects of PSN821 on acute glucose control in the patient group.
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Background on PSN821
PSN821 is a novel, orally available agonist of the G-protein coupled receptor GPR119 which stimulates the release of both insulin and glucagon-like peptide-1 (GLP-1). In pre-clinical studies, PSN821 has demonstrated pronounced glucose lowering in rodent models of type 2 diabetes with no loss of efficacy on repeated administration, and substantial reductions of body weight in rodent models of obesity. In male diabetic ZDF rats, both acute and chronic oral administration of PSN821, significantly and dose-dependently reduced glucose excursions in an oral glucose tolerance test. In prediabetic male ZDF rats, daily oral dosing of PSN821 for 8 weeks significantly lowered nonfasting blood glucose concentrations and HbA1c levels compared to vehicle. Furthermore, in weight-stable, dietary-induced obese (DIO) female Wistar rats, daily oral dosing of PSN821 for 4 weeks reduced body weight substantially and significantly by 8.8%, approaching the 10.6% weight loss induced by a high dose of the prescribed anti-obesity agent sibutramine.
About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicine and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products designed to extend life and/or improve the quality of life for patients with cancer and diabetes/obesity. The Company’s oncology programs are focused on developing molecular targeted therapies designed to change the paradigm of cancer care. OSI’s diabetes/obesity efforts are committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva® (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients in certain settings. OSI markets Tarceva through partnerships with Genentech, Inc. in the United States and with Roche throughout the rest of the world.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the results from, and the ability to complete, clinical trials, the FDA review process and other governmental regulation, OSI’s and its collaborators’ abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.